Exhibit 99.1

DALLAS—(BUSINESS WIRE)— Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) Primoris Services Corporation announced today the hiring of David King to fill the newly created position of Chief Operating Officer (COO), which will report directly to Brian Pratt, Chief Executive Officer.

Mr. King comes to Primoris from CB&I, where he most recently served as President of Lummus Engineered Products. Previously, he served as President, CB&I Project Engineering & Construction from 2010 to 2013, Group Vice President, Downstream Operations for CB&I Lummus from 2008 to 2010, and Group Vice President of CB&I’s Europe, Africa and Middle East Operations from 2006 to 2008. He has extensive E&C industry experience in energy-related projects, LNG, offshore, pipelines, refining, petrochemicals, gas processing, oil sands, synthesis gas and gas-to-liquids. Mr. King received his bachelor’s degree in Mechanical Engineering from Texas Tech University, an MBA from the University of Texas, Tyler, and an Advanced Executive Management Degree from Insead University in Fontainebleau, France.

Brian Pratt commented, “We are delighted to welcome David to the Primoris executive team. He has a deep understanding of our end markets and years of leadership experience. His dedication and passion for his work is evident, and I look forward to working with David as we continue to grow Primoris. I know that he will make strong contributions to both our day-to-day operational execution and to developing and implementing the strategy needed for long-term shareholder value creation.”

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K, our Form 10-Q, and other filings with the Securities and Exchange Commission. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Primoris Services Corporation

Kate Tholking, 214-740-5615

Director of Investor Relations

ktholking@prim.com